                                                            Exhibit 99.1

December 11, 2007

Mr. Joseph D. Rupp
Chairman, President and Chief Executive Officer
Olin Corporation
190 Carondelet Plaza – Suite 1530
Clayton, MO 63105

Re: Decision Not to Seek Re-election to Board of Directors

Dear Mr. Rupp,

This letter confirms my oral discussion with you on December 11, 2007 during which I informed you of my decision not to stand for re-election to Olin’s Board of Directors when my term expires on April 24, 2008, due to my heavy commitments in China.  Accordingly, I shall resign as a Director and as a member of the Compensation Committee and Directors and Corporate Governance Committee of Olin Corporation effective on April 24, 2008.

Thank you.

Very truly yours,

/s/ Virginia A. Kamsky

Virginia A. Kamsky